EXHIBIT 99.1
FirstCash Reports Record Third Quarter Earnings Results;
Store Count Now at 2,665 Locations with 258 Units Added Year-to-Date;
Increases Quarterly Dividend by 8% to $0.27 per Share
____________________________________________________________

Fort Worth, Texas (October 23, 2019) -- FirstCash, Inc. (the “Company”) (Nasdaq: FCFS), the leading international operator of over 2,600 retail pawn stores in the U.S. and Latin America, today announced operating results, including record revenues and earnings per share, for the three and nine month periods ended September 30, 2019.

Mr. Rick Wessel, chief executive officer, stated, “We had outstanding third quarter results driven by the strength of revenue growth and earnings from core pawn operations. Latin American revenues grew 19% for the quarter and 21% on a constant currency basis, while U.S. results continued to realize growth in retail sales and margins, pawn fees and segment income from pawn operations. The Company continued to add store locations during the third quarter, with year-to-date acquisitions now totaling 183 stores, primarily in Mexico, and 75 additions through de novo store openings in Mexico, Guatemala and Colombia.”

In addition, the Board of Directors declared a $0.27 per share quarterly cash dividend, an increase of 8% compared to the previous quarterly dividend of $0.25 per share. “Utilizing our strong balance sheet and cash flows, year-to-date, FirstCash has opened or acquired 258 locations, repurchased $67 million of common stock and has increased the annualized dividend to $1.08 per share,” Mr. Wessel concluded.

This release contains adjusted earnings measures, which exclude merger and other acquisition expenses, certain non-cash foreign currency exchange gains and losses and non-recurring consumer lending wind-down costs, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2019	2018	2019	2018
Revenue	$452,459	$429,878	$452,459	$429,878
Net income	$34,761	$33,325	$36,246	$35,587
Diluted earnings per share	$0.81	$0.76	$0.84	$0.81
EBITDA (non-GAAP measure)	$68,131	$62,304	$70,173	$65,526
Weighted-average diluted shares	43,167	44,116	43,167	44,116

	Nine Months Ended September 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2019	2018	2019	2018
Revenue	$1,366,077	$1,299,650	$1,366,077	$1,299,650
Net income	$110,464	$105,131	$114,064	$109,089
Diluted earnings per share	$2.55	$2.33	$2.63	$2.41
EBITDA (non-GAAP measure)	$209,203	$193,595	$213,959	$199,169
Weighted-average diluted shares	43,358	45,204	43,358	45,204

Earnings Highlights

•
Diluted earnings per share increased 7% on a GAAP basis and 4% on a non-GAAP adjusted basis in the third quarter of 2019 compared to the prior-year quarter. For the nine month year-to-date period, diluted earnings per share increased 9% on both a GAAP and adjusted non-GAAP basis.

•	Year-over-year comparative earnings per share growth was negatively impacted by several notable, non-core or non-operational items including:

◦
Expected contraction in non-core consumer lending operations and costs associated with the wind-down of the Company’s consumer lending operations in Ohio reduced third quarter 2019 earnings per share by approximately $0.07 on a GAAP basis and $0.06 on an adjusted non-GAAP basis, compared to the same prior-year period, and on a year-to-date basis reduced GAAP and adjusted non-GAAP earnings per share by approximately $0.19 and $0.13, respectively. See the “Consumer Lending Contraction and Ohio Wind-Down Costs” section below.

◦
The impact of weaker foreign currency translation and a net foreign exchange loss represented an earnings headwind of $0.03 per share in both the third quarter and year-to-date period compared to the respective prior-year periods.

◦
An increase in the consolidated effective income tax rate negatively impacted comparative earnings by approximately $0.05 per share for the third quarter and $0.06 per share for the full year compared to the respective prior-year periods.

◦
The sum of these impacts on earnings per share were approximately $0.15 for the quarter and $0.28 year-to-date on a GAAP basis, and $0.14 for the quarter and $0.22 year-to-date on a non-GAAP adjusted basis.

•	Segment earnings in Latin America increased 12% on a U.S. dollar basis and 14% on a constant currency basis for the third quarter compared to the prior-year quarter.

•
U.S. segment earnings increased 2% for the third quarter on a GAAP basis. Excluding the reduction in earnings from non-core consumer lending operations and wind-down costs in Ohio (a non-GAAP measure), U.S. segment earnings increased 8% for the quarter compared to the prior-year quarter.

•	Consolidated retail sales margins increased to 37% for both the three and nine months ended September 30, 2019 compared to 36% in the respective prior-year periods.

•	For the trailing twelve months ended September 30, 2019, consolidated revenues totaled $1.8 billion, net income was $159 million and adjusted EBITDA totaled $299 million.

•
Growth in EBITDA and adjusted EBITDA during 2019 outpaced growth in net income and adjusted net income, increasing 9% and 7%, respectively, in the third quarter of 2019 compared to the prior-year quarter. These increases would have been even greater except for the impact from the contraction in non-core consumer lending operations as described above.

•
Cash flow from operating activities for the trailing twelve months ended September 30, 2019 totaled $233 million, while adjusted free cash flow, a non-GAAP financial measure, was $213 million for the twelve months ended September 30, 2019.

Acquisitions and Store Opening Highlights

•
A total of 16 de novo locations were opened during the third quarter, all in Latin America. Year-to-date, a total of 75 new stores have been opened in Latin America, which compares to 43 new stores opened at the same point a year ago. The 75 store openings this year include 58 in Mexico, 13 in Guatemala and four in Colombia.

•
The Company acquired a total of five franchised Prendamex locations in Mexico during the third quarter of 2019. Year-to-date, a total of 183 stores have been acquired, including 163 stores in Latin America and 20 stores in the U.S.

•
Over the trailing twelve-month period ended September 30, 2019, the Company has added a total of 300 locations, representing a 10% increase in the number of pawn stores. Over 90% of the stores added in the last twelve months are located in Latin America where the number of pawn stores has increased by 20% over the same twelve-month period.

•
As of September 30, 2019, the Company operated 2,665 stores, with 1,612 stores in Latin America, representing 60% of the total store base, and 1,053 stores in the U.S. The Latin American locations include 1,539 stores in Mexico, 52 stores in Guatemala, 13 stores in El Salvador and eight stores in Colombia, while the U.S. stores are located in 24 states and the District of Columbia.

Note: Certain growth rates in “Latin America Operations” below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release and reconciled to the most comparable GAAP measures in the financial statements in this release. The average Mexican peso to U.S. dollar exchange rate for the three-month period ended September 30, 2019 was 19.4 pesos / dollar, an unfavorable change of 2% versus the comparable prior-year period, and for the nine-month period ended September 30, 2019 was 19.3 pesos / dollar, an unfavorable change of 2% versus the prior-year period.

Latin America Operations

•
LatAm segment pre-tax operating income for the quarter increased 12%, or 14% on a constant currency basis, compared to the third quarter of 2018. The year-to-date segment pre-tax operating income increased 18%, or 19% on a constant currency basis.

•
Driven by store additions and same-store revenue growth, total Latin America revenues for the third quarter of 2019 were a record $168 million, an increase of 19% on a U.S. dollar basis and 21% on a constant currency basis, as compared to the third quarter of 2018. Year-to-date, total Latin America revenues increased 23% on a U.S. dollar basis and 24% on a constant currency basis, as compared to the prior-year period.

•
The strong revenue growth included a 20% increase in retail sales and a 16% increase in pawn fees compared to the prior-year quarter. On a constant currency basis, retail sales and pawn fees increased 23% and 18%, respectively, as compared to the prior-year quarter.

•
Same-store core pawn revenues increased 4% on a U.S. dollar translated basis and 6% on a constant currency basis, which represented the third sequential quarterly increase in this number. By component, same-store retail sales increased 5% on a U.S. dollar basis and 8% on a constant currency basis compared to the prior-year quarter. While same-store pawn fees were flat on a U.S. dollar basis, they were up 2% on a constant currency basis.

•
Pawn loans outstanding totaled a record $115 million at September 30, 2019, increasing 6% on a U.S. dollar translated basis and 10% on a constant currency basis versus the prior year. Same-store pawn loans at quarter end decreased 2% on a U.S. dollar translated basis, while they increased 2% on a constant currency basis, compared to the prior year.

•
Segment retail margins were 34% in the third quarter and 35% year-to-date compared to 35% in both prior-year periods. The slight third quarter margin compression was experienced primarily in the first half of the quarter with margins improving in September and thus far in October.

•
Inventory turns in Latin America for the trailing twelve months ended September 30, 2019 remained strong at 3.7 times, while inventories aged greater than one year as of September 30, 2019 remained low at 1%.

•
Store operating expenses increased 20% for the quarter, or 23% on a constant currency basis, driven primarily by the 20% increase in the number of stores in Latin America over the past twelve months. Same-store operating expenses increased 1% in the third quarter of 2019, or 3% on a constant currency basis.

U.S. Operations

•
U.S. segment pre-tax operating income for the quarter increased 2% compared to the third quarter of 2018, which included the significant impact of the accelerated contraction in non-core consumer lending operations in 2019 (see the “Consumer Lending Contraction and Ohio Wind-Down Costs” section below). Excluding the contribution from non-core consumer lending and Ohio wind-down costs, the adjusted U.S. segment pre-tax operating income (a non-GAAP measure) for the quarter increased 8% compared to the prior-year quarter, primarily due to improved retail margins and pawn loan yields. Year-to-date, the segment pre-tax operating income increased 1% while increasing 7% on an adjusted non-GAAP basis.

•
Total revenues for the third quarter were $284 million, a decrease of 1% compared to the third quarter of 2018, which reflected an anticipated 82% decline, or $12 million, in non-core consumer loan and credit services fees. Core revenues from pawn fees and retail sales increased 3% for the quarter and 2% year-to-date.

•
Net revenue (or gross profit), which was also impacted by the declines in non-core consumer lending operations in 2019, increased 1% for the third quarter of 2019. More importantly, net revenue from core pawn operations increased 4% compared to the prior-year quarter as a result of the continued improvements in both retail sales margins and pawn yields as highlighted below.

•
Despite continued growth of online retailing in general, the Company’s retail sales, which are almost exclusively generated from brick and mortar locations, increased 4% in total and 3% on a same-store basis compared to the prior-year quarter. In addition to the top-line retail sales growth, the Company was able to increase retail sales margins to 38% for both the three and nine month periods ended September 30, 2019 compared to 37% and 36% in the respective prior-year periods.

•	Total pawn fees increased 2% and same-store pawn fees increased 1% in the third quarter compared to the prior-year quarter as pawn yields improved by 5% quarter-over-quarter.

•
Pawn loans outstanding at September 30, 2019 totaled $271 million, a decrease of 3% in total and on a same-store basis. While same-store pawn balances improved slightly sequentially, the overall decrease was due primarily to the continued focus on increasing the volume of direct purchases of goods from customers in the legacy Cash America stores not interested in a pawn loan, which resulted in a 22% increase in the percentage of such direct purchase transactions for the quarter as compared to the prior-year quarter. Additionally, purchased inventory typically turns faster and has higher margins than forfeited items.

•
Inventories at September 30, 2019 declined $15 million, or 8%, primarily from further strategic reductions in overall inventory levels. As of September 30, 2019, U.S. inventories aged greater than one year were 3% compared to 4% aged inventories a year ago.

•
Inventory turns in the U.S. increased to 2.8 times for the trailing twelve month period ended September 30, 2019 compared to 2.7 times for the twelve month period ended September 30, 2018. Inventory turns in the U.S. are slower than in Latin America due to the larger jewelry component in the U.S. compared to a greater general merchandise inventory component in Latin America.

Consumer Lending Contraction and Ohio Wind-Down Costs

•
As previously disclosed, the Company ceased offering unsecured consumer lending products in all of its Ohio locations, effective April 26, 2019, in response to state-level regulatory changes impacting such products. As a result, 52 of the Company’s Ohio Cashland locations, whose revenue was derived primarily from such unsecured consumer lending products, were closed during the second quarter. Despite the loss of consumer lending revenues, the remaining 67 locations in Ohio are expected to have sufficient pawn revenues to continue operating profitably as full-service pawnshops.

•
As a result of the wind-down of the Ohio consumer lending business, the Company incurred non-recurring exit costs of approximately $0.6 million and $2.5 million, net of tax, for the quarter and year-to-date periods ended September 30, 2019, respectively, which have been excluded from adjusted net income and adjusted earnings per share. These charges include increased loan loss provisions, employee severance costs, lease termination costs and other exit costs.

•
In addition, the Company closed two other stand-alone consumer loan stores and ceased offering unsecured consumer loans and/or credit services as ancillary products in 78 of its pawnshops located in Texas, Louisiana and Kentucky during the first nine months of 2019. The Company currently offers unsecured consumer loans and/or credit services in only 81 U.S. locations, of which 75 are full-service pawnshops offering such services as ancillary products. The Company expects to further reduce locations offering such products in the future.

•
Driven by the Ohio store closings and the Company’s continued de-emphasis on consumer lending operations, U.S. consumer lending revenues declined $12 million in the third quarter, or 82%, and $24 million for the year-to-date period, or 57%, compared to the respective prior-year periods.

Cash Dividend and Stock Repurchases

•
The Board of Directors declared a $0.27 per share fourth quarter cash dividend on common shares outstanding, which will be paid on November 29, 2019 to stockholders of record as of November 15, 2019. On an annualized basis, the dividend is now $1.08 per share, representing an 8% increase in the annualized payout. Any future dividends are subject to approval by the Company’s Board of Directors.

•
During the third quarter, the Company repurchased 80,000 shares at an aggregate cost of $8 million and an average per share cost of $93.30. Year-to-date, the Company has repurchased 751,000 shares for an aggregate price of $67 million at an average price of $89.13 per share.

•
Since the merger with Cash America in September 2016 and through the third quarter of 2019, the Company has repurchased a total of 5,710,000 shares, or 28% of the shares issued as a result of the merger, at an average repurchase price of $76.09 per share, resulting in a 12% reduction in the total number of shares outstanding immediately following the merger.

•
Subsequent to quarter end and through October 22, 2019, the Company repurchased an additional 203,000 shares at an aggregate cost of $18 million and an average cost of $90.66 per share, leaving $57 million available for future repurchases under the current share repurchase program. Future share repurchases are subject to expected liquidity, debt covenant restrictions and other relevant factors.

Liquidity and Return Metrics

•
The Company generated $233 million of cash flow from operations and $213 million in adjusted free cash flow during the twelve months ended September 30, 2019 compared to $246 million of cash flow from operations and $244 million of adjusted free cash flow during the same prior-year period. Current period free cash flow includes the impact of accelerated store expansion activities in Latin America, while the prior-year comparative amount included a $21 million cash inflow from a non-recurring tax refund related to the merger and larger than normal cash inflows related to the liquidation of excess inventories in the legacy Cash America stores.

•
The Company continues to maintain excellent liquidity ratios while funding share repurchases totaling $84 million, dividends of $43 million and acquisitions of $58 million during the trailing twelve months ended September 30, 2019. The net debt ratio, which is calculated using a non-GAAP financial measure, for the trailing twelve months ended September 30, 2019 was 1.9 to 1.

•
Return on assets for the trailing twelve months ended September 30, 2019 was 7% while return on tangible assets was 15% for the same period, which compared to 8% and 15% returns, respectively, for the comparable prior-year period. The return on assets for the trailing twelve months ended September 30, 2019 was negatively impacted by the first-time inclusion of the operating lease right of use asset, arising from the implementation of the Financial Accounting Standards Board’s new lease accounting standard, which was not included on the balance sheet prior to January 1, 2019. Return on tangible assets is a non-GAAP financial measure and is calculated by excluding goodwill, intangible assets, net and the operating lease right of use asset from the respective return calculations.

•
Return on equity was 12% for the trailing twelve months ended September 30, 2019 while return on tangible equity was 51%. This compares to returns of 12% and 38%, respectively, for the comparable prior-year period. Return on tangible equity is a non-GAAP financial measure and is calculated by excluding goodwill and intangible assets, net from the respective return calculations.

2019 Outlook

•
Adjusted non-GAAP diluted earnings per share for 2019 is expected to remain within the range of $3.85 to $4.00. The full-year 2019 guidance range represents an increase of 9% to 13% over the prior-year adjusted earnings per share of $3.53. As described below, the guidance for 2019 includes the impact of an expected net reduction in U.S. segment earnings from unsecured consumer lending operations of approximately $0.25 to $0.27 per share, negative foreign currency headwinds of approximately $0.04 to $0.06 per share and a $0.07 to $0.11 per share impact from a higher blended effective income tax rate. Excluding these impacts at their midpoint estimates, estimated earnings per share in 2019 would increase in a range of 20% to 25% compared to 2018.

•
The earnings guidance for full-year 2019 is presented on a non-GAAP basis, as it does not include merger and other acquisition expenses, certain non-cash foreign currency exchange gains and losses and non-recurring consumer lending wind-down costs. Given the difficulty in predicting the amount and timing of these amounts, the Company cannot reasonably provide a full reconciliation of adjusted guidance to GAAP guidance.  However, based on expenses incurred year-to-date, the Company expects estimated GAAP basis full-year 2019 diluted earnings per share to be within the range of $3.77 to $3.92, compared to the prior-year GAAP basis diluted earnings per share of $3.41.

•	The estimate of expected adjusted non-GAAP diluted earnings per share for 2019 includes the following assumptions:

◦
An anticipated earnings drag of approximately $0.25 to $0.27 per share during 2019, primarily due to the wind-down of unsecured consumer loan products in Ohio and further strategic reductions in consumer lending operations outside of Ohio. The Company is currently modeling total consumer lending revenues for 2019 to be approximately $20 million, which represents an estimated 65% reduction compared to 2018 consumer lending revenues. The Company expects revenues from unsecured consumer lending products in the fourth quarter of 2019 to be less than $2 million, which accounts for less than 0.5% of estimated total fourth quarter revenues.

◦
On a full-year basis, the impact of foreign currency represents an expected earnings headwind of approximately $0.04 to $0.06 per share for 2019 when compared to 2018 results, which includes an estimated net foreign exchange loss of $0.02 per share and expected headwinds from the decrease in the average value of the Mexican peso in 2019 of $0.02 to $0.04 per share. Each full Mexican peso change in the exchange rate to the U.S. dollar represents approximately $0.10 to $0.12 per share of annualized earnings impact. Given continued volatility, the Company continues to use an estimated average foreign currency exchange rate of 20.0 Mexican pesos / U.S. dollar for the fourth quarter of 2019.

◦
The effective income tax rate is expected to range from 27.5% to 28.0% for 2019, which is an increase over the 2018 effective rate of 26.1% (adjusted for the $1.5 million non-recurring tax benefit recognized in 2018 as a result of the Tax Cuts and Jobs Act) and represents an earnings headwind of approximately $0.07 to $0.11 per share as compared to 2018 results. The increased rate is due in part to the increasing share of earnings from Latin America, where corporate tax rates are higher, an expected reduction in a foreign permanent tax benefit related to an inflation index adjustment allowed under Mexico tax law due to an anticipated lower inflation rate in Mexico compared to the prior year and an increase in certain non-deductible expenses resulting from the Tax Cuts and Jobs Act.

◦
Plans to open 85 or more new full-service pawn stores in 2019 in Latin America, which includes targeted openings of 68 stores in Mexico, 13 stores in Guatemala and four stores in Colombia. The increased number of projected store openings in 2019 combined with the first half front-loading of new store openings will cause an expected additional drag to earnings of approximately $0.02 to $0.03 per share compared to last year.

Additional Commentary and Analysis

Mr. Wessel further commented, “FirstCash had another strong quarter, posting record third quarter revenues, adjusted net income and adjusted EBITDA. We continue to successfully execute on our growth strategy and have added 258 stores during the first nine months of the year. Additionally, we believe there are further revenue and expense synergies to be realized out of the 529 stores that we have acquired in Mexico since 2018 that have started to roll into the same-store comparable base.

“In Latin America, revenue growth for the quarter continued at an impressive rate of 21% on a constant currency basis and stands at 24% growth on a constant currency basis for the year-to-date period. Retail sales growth was especially strong as we continued the integration of the Prendamex acquisitions with a significant emphasis on improving retail operations. There are now 184 Prendamex stores in the same-store comp base, which represents approximately one-third of the total Prendamex stores acquired, and the revenues from these stores increased approximately 30% in the third quarter compared to the same quarter last year, driven largely by 63% growth in same-store retail sales.

“Pawn loan fees in Latin America increased 18% over last year on a local currency basis. Same-store fees grew as well, but at a slower rate, which the Company attributes in part to increased governmental support for social welfare programs for lower income consumers under the new federal administration in Mexico. However, our past experience with these types of programs leads us to believe that it will have a limited long-term impact on pawn demand.

“Our focus on further long-term growth in Latin America continues to be supported by our strategic acquisitions and store opening activities. We have acquired 163 Latin American locations year-to-date and are on pace to open at least 85 new locations. While the record level of store opening activities are a slight drag on current year earnings, these locations are expected to be additive to earnings next year and beyond.

“U.S. pawn results were impressive as well, primarily driven by further improvements in retail margins and increased yields on pawn receivables. As a result, net revenue from pawn fees and retail sales grew 4% and the combined yield on earnings assets (pawn loans and inventories) has improved from 134% to 146% comparing the trailing twelve months of this year to the prior-year period. Combined with continued expense discipline, the segment contribution from pawn operations increased 8%, which is an impressive number for our very mature U.S. store base.

“Our balance sheet and cash flows remain strong, as does our access to favorable long-term credit facilities. Our first priority is to continue deploying capital to support store additions from opening new stores and making strategic acquisitions. We have ample cash flows and capital to also support our dividend and stock buyback programs. Since the merger with Cash America, we have repurchased 5.7 million shares and paid out dividends totaling $119 million through quarter end. Today, we are pleased to announce the increased dividend, which represents the fourth consecutive year that we have increased our dividend.

“Our guidance for full year 2019 earnings remains unchanged from last quarter. While core pawn results in the U.S. are running ahead of our previous forecast, we are slightly more cautious about pawn loan demand in Mexico for the time being and the non-operational impacts of foreign currency headwind and slightly higher effective income tax rates as we enter the fourth quarter.

“We remain committed as always to creating long-term shareholder value through revenue and earnings growth coupled with significant additional returns through dividends and stock repurchases. Our trailing twelve month adjusted EBITDA reached $299 million, another record that we believe will continue to grow as we execute on our objectives,” concluded Mr. Wessel, chief executive officer.

About FirstCash

FirstCash is the leading international operator of pawn stores with more than 2,600 retail pawn locations and more than 21,000 employees in 24 U.S. states, the District of Columbia and in Latin America. The Company currently operates in Mexico and the countries of Guatemala, El Salvador and Colombia. FirstCash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.cashamerica.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition and prospects of FirstCash, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, the risks, uncertainties and regulatory developments discussed and described in the Company’s 2018 annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 5, 2019, including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed subsequently by the Company with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue:
Retail merchandise sales	$281,358	$256,417	$844,353	$782,000
Pawn loan fees	142,879	134,613	420,994	387,418
Wholesale scrap jewelry sales	25,661	24,650	82,352	86,850
Consumer loan and credit services fees	2,561	14,198	18,378	43,382
Total revenue	452,459	429,878	1,366,077	1,299,650

Cost of revenue:
Cost of retail merchandise sold	178,597	163,287	534,218	501,358
Cost of wholesale scrap jewelry sold	22,660	23,859	76,947	80,430
Consumer loan and credit services loss provision	223	5,474	3,829	13,095
Total cost of revenue	201,480	192,620	614,994	594,883

Net revenue	250,979	237,258	751,083	704,767

Expenses and other income:
Store operating expenses (1)	149,819	141,720	445,018	418,111
Administrative expenses	30,576	29,977	94,426	87,699
Depreciation and amortization	10,674	10,850	31,058	33,085
Interest expense	8,922	7,866	25,840	20,593
Interest income	(429)	(495)	(788)	(2,216)
Merger and other acquisition expenses	805	3,222	1,510	5,574
Loss (gain) on foreign exchange (1)	1,648	35	926	(212)
Total expenses and other income	202,015	193,175	597,990	562,634

Income before income taxes	48,964	44,083	153,093	142,133

Provision for income taxes	14,203	10,758	42,629	37,002

Net income	$34,761	$33,325	$110,464	$105,131

Earnings per share:
Basic	$0.81	$0.76	$2.56	$2.33
Diluted	$0.81	$0.76	$2.55	$2.33

Weighted-average shares outstanding:
Basic	42,957	43,981	43,183	45,107
Diluted	43,167	44,116	43,358	45,204

Dividends declared per common share	$0.25	$0.22	$0.75	$0.66

(1)
The loss on foreign exchange of $35,000 and gain on foreign exchange of $0.2 million for the three and nine months ended September 30, 2018, respectively, was reclassified on the consolidated statements of income in order to conform with the presentation for the three and nine months ended September 30, 2019. The loss (gain) on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,		December 31,
	2019	2018	2018
ASSETS
Cash and cash equivalents	$61,183	$57,025	$71,793
Fees and service charges receivable	48,587	49,141	45,430
Pawn loans	385,907	387,733	362,941
Consumer loans, net	895	17,804	15,902
Inventories	281,921	277,438	275,130
Income taxes receivable	1,944	1,065	1,379
Prepaid expenses and other current assets	9,275	18,396	17,317
Total current assets	789,712	808,602	789,892

Property and equipment, net	300,087	250,088	251,645
Operating lease right of use asset (1)	288,460	—	—
Goodwill	936,562	906,322	917,419
Intangible assets, net	86,468	88,900	88,140
Other assets	10,880	50,635	49,238
Deferred tax assets	10,624	11,933	11,640
Total assets	$2,422,793	$2,116,480	$2,107,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$81,999	$103,223	$96,928
Customer deposits	41,686	35,874	35,368
Income taxes payable	713	279	749
Lease liability, current (1)	83,328	—	—
Total current liabilities	207,726	139,376	133,045

Revolving unsecured credit facility	340,000	305,000	295,000
Senior unsecured notes	296,394	295,722	295,887
Deferred tax liabilities	61,240	52,149	54,854
Lease liability, non-current (1)	181,257	—	—
Other liabilities	—	12,505	11,084
Total liabilities	1,086,617	804,752	789,870

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	493	493	493
Additional paid-in capital	1,229,793	1,222,947	1,224,608
Retained earnings	684,865	569,691	606,810
Accumulated other comprehensive loss	(113,516)	(97,970)	(113,117)
Common stock held in treasury, at cost	(465,459)	(383,433)	(400,690)
Total stockholders’ equity	1,336,176	1,311,728	1,318,104
Total liabilities and stockholders’ equity	$2,422,793	$2,116,480	$2,107,974

(1)
The Company adopted ASC 842 prospectively as of January 1, 2019, using the transition method that required prospective application from the adoption date. As a result of the transition method used, ASC 842 was not applied to periods prior to adoption and the adoption of ASC 842 had no impact on the Company’s comparative prior periods presented.

FIRSTCASH, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•	Latin America operations - Includes all pawn and consumer loan operations in Latin America, which includes operations in Mexico, Guatemala, El Salvador and Colombia.

•	U.S. operations - Includes all pawn and consumer loan operations in the U.S.

The Company provides revenues, cost of revenues, store operating expenses, pre-tax operating income and earning assets by segment. Store operating expenses include salary and benefit expense of store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the stores.

Latin America Operations Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The scrap jewelry generated in Latin America is sold and settled in U.S. dollars, and therefore wholesale scrap jewelry sales revenue is not affected by foreign currency translation. A small percentage of the operating and administrative expenses in Latin America are also billed and paid in U.S. dollars, which are not affected by foreign currency translation. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans and inventories as well as other earning asset metrics of the Latin America operations segment as of September 30, 2019 as compared to September 30, 2018 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				September 30,
	As of September 30,		Increase /	2019	Increase
	2019	2018	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Earning assets:
Pawn loans	$115,248	$108,924	6%	$120,116	10%
Inventories	96,552	77,034	25%	100,655	31%
	$211,800	$185,958	14%	$220,771	19%

Average outstanding pawn loan amount (in ones)	$66	$68	(3)%	$69	1%

Composition of pawn collateral:
General merchandise	72%	77%
Jewelry	28%	23%
	100%	100%

Composition of inventories:
General merchandise	73%	73%
Jewelry	27%	27%
	100%	100%

Percentage of inventory aged greater than one year	1.2%	0.4%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the three months ended September 30, 2019 as compared to the three months ended September 30, 2018 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			September 30,	Increase /
	September 30,		Increase /	2019	(Decrease)
	2019	2018	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$113,266	$94,416	20%	$115,867	23%
Pawn loan fees	47,754	41,269	16%	48,847	18%
Wholesale scrap jewelry sales	7,292	5,846	25%	7,292	25%
Consumer loan fees (1)	—	116	(100)%	—	(100)%
Total revenue	168,312	141,647	19%	172,006	21%

Cost of revenue:
Cost of retail merchandise sold	74,869	60,917	23%	76,586	26%
Cost of wholesale scrap jewelry sold	6,443	6,264	3%	6,590	5%
Consumer loan loss provision (1)	—	54	(100)%	—	(100)%
Total cost of revenue	81,312	67,235	21%	83,176	24%

Net revenue	87,000	74,412	17%	88,830	19%

Segment expenses:
Store operating expenses (2)	46,504	38,765	20%	47,532	23%
Depreciation and amortization	3,795	2,915	30%	3,885	33%
Total segment expenses	50,299	41,680	21%	51,417	23%

Segment pre-tax operating income	$36,701	$32,732	12%	$37,413	14%

(1)	The Company discontinued offering an unsecured consumer loan product in Latin America, effective June 30, 2018.

(2)
The loss on foreign exchange for the Latin America operations segment of $35,000 for the three months ended September 30, 2018 was reclassified on the consolidated statements of income in order to conform with the presentation for the three months ended September 30, 2019. The loss on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the Latin America operations segment for the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018 (dollars in thousands):

				Constant Currency Basis
				Nine Months
				Ended
	Nine Months Ended			September 30,	Increase /
	September 30,		Increase /	2019	(Decrease)
	2019	2018	(Decrease)	(Non-GAAP)	(Non-GAAP)
Latin America Operations Segment
Revenue:
Retail merchandise sales	$320,528	$267,506	20%	$324,425	21%
Pawn loan fees	137,867	110,007	25%	139,528	27%
Wholesale scrap jewelry sales	25,410	16,456	54%	25,410	54%
Consumer loan fees (1)	—	860	(100)%	—	(100)%
Total revenue	483,805	394,829	23%	489,363	24%

Cost of revenue:
Cost of retail merchandise sold	208,084	173,100	20%	210,625	22%
Cost of wholesale scrap jewelry sold	24,607	16,227	52%	24,898	53%
Consumer loan loss provision (1)	—	221	(100)%	—	(100)%
Total cost of revenue	232,691	189,548	23%	235,523	24%

Net revenue	251,114	205,281	22%	253,840	24%

Segment expenses:
Store operating expenses (2)	134,810	107,148	26%	136,457	27%
Depreciation and amortization	10,679	8,364	28%	10,821	29%
Total segment expenses	145,489	115,512	26%	147,278	28%

Segment pre-tax operating income	$105,625	$89,769	18%	$106,562	19%

(1)	The Company discontinued offering an unsecured consumer loan product in Latin America, effective June 30, 2018.

(2)
The gain on foreign exchange for the Latin America operations segment of $0.2 million for the nine months ended September 30, 2018 was reclassified on the consolidated statements of income in order to conform with the presentation for the nine months ended September 30, 2019. The gain on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

U.S. Operations Segment Results

The following table details earning assets, which consist of pawn loans, inventories and consumer loans, net as well as other earning asset metrics of the U.S. operations segment as of September 30, 2019 as compared to September 30, 2018 (dollars in thousands, except as otherwise noted):

	As of September 30,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment
Earning assets:
Pawn loans	$270,659	$278,809	(3)%
Inventories	185,369	200,404	(8)%
Consumer loans, net (1)	895	17,804	(95)%
	$456,923	$497,017	(8)%

Average outstanding pawn loan amount (in ones)	$167	$163	2%

Composition of pawn collateral:
General merchandise	36%	36%
Jewelry	64%	64%
	100%	100%

Composition of inventories:
General merchandise	47%	42%
Jewelry	53%	58%
	100%	100%

Percentage of inventory aged greater than one year	3%	4%

(1)
The Company ceased offering unsecured consumer lending and credit services products in all its Ohio locations on April 26, 2019 and closed 52 Ohio locations during the second quarter of 2019. See “Consumer Lending Contraction and Ohio Wind-Down Costs” for further discussion.

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the three months ended September 30, 2019 as compared to the three months ended September 30, 2018 (dollars in thousands):

	Three Months Ended
	September 30,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$168,092	$162,001	4%
Pawn loan fees	95,125	93,344	2%
Wholesale scrap jewelry sales	18,369	18,804	(2)%
Consumer loan and credit services fees	2,561	14,082	(82)%
Total revenue	284,147	288,231	(1)%

Cost of revenue:
Cost of retail merchandise sold	103,728	102,370	1%
Cost of wholesale scrap jewelry sold	16,217	17,595	(8)%
Consumer loan and credit services loss provision	223	5,420	(96)%
Total cost of revenue	120,168	125,385	(4)%

Net revenue	163,979	162,846	1%

Segment expenses:
Store operating expenses	103,315	102,955	—%
Depreciation and amortization	5,213	5,285	(1)%
Total segment expenses	108,528	108,240	—%

Segment pre-tax operating income	$55,451	$54,606	2%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income of the U.S. operations segment for the nine months ended September 30, 2019 as compared to the nine months ended September 30, 2018 (dollars in thousands):

	Nine Months Ended
	September 30,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment
Revenue:
Retail merchandise sales	$523,825	$514,494	2%
Pawn loan fees	283,127	277,411	2%
Wholesale scrap jewelry sales	56,942	70,394	(19)%
Consumer loan and credit services fees	18,378	42,522	(57)%
Total revenue	882,272	904,821	(2)%

Cost of revenue:
Cost of retail merchandise sold	326,134	328,258	(1)%
Cost of wholesale scrap jewelry sold	52,340	64,203	(18)%
Consumer loan and credit services loss provision	3,829	12,874	(70)%
Total cost of revenue	382,303	405,335	(6)%

Net revenue	499,969	499,486	—%

Segment expenses:
Store operating expenses	310,208	310,963	—%
Depreciation and amortization	15,527	15,877	(2)%
Total segment expenses	325,735	326,840	—%

Segment pre-tax operating income	$174,234	$172,646	1%

FIRSTCASH, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s Latin America operations segment and U.S. operations segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Consolidated Results of Operations
Segment pre-tax operating income:
Latin America operations segment pre-tax operating income (1)	$36,701	$32,732	$105,625	$89,769
U.S. operations segment pre-tax operating income	55,451	54,606	174,234	172,646
Consolidated segment pre-tax operating income	92,152	87,338	279,859	262,415

Corporate expenses and other income:
Administrative expenses	30,576	29,977	94,426	87,699
Depreciation and amortization	1,666	2,650	4,852	8,844
Interest expense	8,922	7,866	25,840	20,593
Interest income	(429)	(495)	(788)	(2,216)
Merger and other acquisition expenses	805	3,222	1,510	5,574
Loss (gain) on foreign exchange (1)	1,648	35	926	(212)
Total corporate expenses and other income	43,188	43,255	126,766	120,282

Income before income taxes	48,964	44,083	153,093	142,133

Provision for income taxes	14,203	10,758	42,629	37,002

Net income	$34,761	$33,325	$110,464	$105,131

(1)
The loss on foreign exchange of $35,000 and gain on foreign exchange of $0.2 million for the Latin America operations segment for the three and nine months ended September 30, 2018, respectively, was reclassified on the consolidated statements of income in order to conform with the presentation for the three and nine months ended September 30, 2019. The loss (gain) on foreign exchange was reclassified from store operating expenses and reported separately on the consolidated statements of income.

FIRSTCASH, INC.
STORE COUNT ACTIVITY

The following table details store count activity for the three months ended September 30, 2019:

		Consumer
	Pawn	Loan	Total
	Locations (1)	Locations	Locations
Latin America operations segment:
Total locations, beginning of period	1,592	—	1,592
New locations opened	16	—	16
Locations acquired	5	—	5
Locations closed or consolidated	(1)	—	(1)
Total locations, end of period	1,612	—	1,612

U.S. operations segment:
Total locations, beginning of period	1,048	6	1,054
Locations closed or consolidated	(1)	—	(1)
Total locations, end of period	1,047	6	1,053

Total:
Total locations, beginning of period	2,640	6	2,646
New locations opened	16	—	16
Locations acquired	5	—	5
Locations closed or consolidated	(2)	—	(2)
Total locations, end of period	2,659	6	2,665

(1)
At September 30, 2019, 75 of the U.S. pawn stores, primarily located in Texas, also offered consumer loans and/or credit services primarily as an ancillary product. This compares to 302 U.S. pawn locations which offered such products as of September 30, 2018.

FIRSTCASH, INC.
STORE COUNT ACTIVITY (CONTINUED)

The following table details store count activity for the nine months ended September 30, 2019:

		Consumer
	Pawn	Loan	Total
	Locations (1)	Locations	Locations
Latin America operations segment:
Total locations, beginning of period	1,379	—	1,379
New locations opened	75	—	75
Locations acquired	163	—	163
Locations closed or consolidated	(5)	—	(5)
Total locations, end of period	1,612	—	1,612

U.S. operations segment:
Total locations, beginning of period	1,077	17	1,094
Locations acquired	20	—	20
Locations closed or consolidated (2)	(50)	(11)	(61)
Total locations, end of period	1,047	6	1,053

Total:
Total locations, beginning of period	2,456	17	2,473
New locations opened	75	—	75
Locations acquired	183	—	183
Locations closed or consolidated (2)	(55)	(11)	(66)
Total locations, end of period	2,659	6	2,665

(1)
At September 30, 2019, 75 of the U.S. pawn stores, primarily located in Texas, also offered consumer loans and/or credit services primarily as an ancillary product. This compares to 302 U.S. pawn locations which offered such products as of September 30, 2018.

(2)
Includes the closing of 52 Ohio locations and two other locations outside of Ohio primarily focused on consumer lending products. See “Consumer Lending Contraction and Ohio Wind-Down Costs” for additional discussion of these store closings.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, constant currency results, return on tangible assets, return on tangible equity and adjusted segment pre-tax operating income as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and other acquisition expenses to allow more accurate comparisons of the financial results to prior periods and because the Company does not consider these merger and other acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. The Company believes that providing adjusted non-GAAP measures, which exclude these and other items, allows management and investors to consider the ongoing operations of the business both with, and without, such expenses. Merger and other acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates which results in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these unrealized remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods due to the adoption of ASC 842 on January 1, 2019.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Return on Tangible Assets, Return on Tangible Equity and Adjusted Segment Pre-Tax Operating Income

Management believes the presentation of adjusted net income, adjusted diluted earnings per share, return on tangible assets, return on tangible equity and adjusted segment pre-tax operating income provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance of its continuing operations. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2019		2018		2019		2018
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$34,761	$0.81	$33,325	$0.76	$110,464	$2.55	$105,131	$2.33
Adjustments, net of tax:
Merger and other acquisition expenses	567	0.01	2,262	0.05	1,097	0.02	3,958	0.08
Non-cash foreign currency (gain) loss related to lease liability	340	0.01	—	—	(34)	—	—	—
Ohio consumer lending wind-down costs	578	0.01	—	—	2,537	0.06	—	—
Adjusted net income and diluted earnings per share	$36,246	$0.84	$35,587	$0.81	$114,064	$2.63	$109,089	$2.41

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended September 30,
	2019			2018
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$805	$238	$567	$3,222	$960	$2,262
Non-cash foreign currency loss related to lease liability	486	146	340	—	—	—
Ohio consumer lending wind-down costs	751	173	578	—	—	—
Total adjustments	$2,042	$557	$1,485	$3,222	$960	$2,262

	Nine Months Ended September 30,
	2019			2018
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and other acquisition expenses	$1,510	$413	$1,097	$5,574	$1,616	$3,958
Non-cash foreign currency gain related to lease liability	(49)	(15)	(34)	—	—	—
Ohio consumer lending wind-down costs	3,295	758	2,537	—	—	—
Total adjustments	$4,756	$1,156	$3,600	$5,574	$1,616	$3,958

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides a calculation of return on tangible assets and return on tangible equity (dollars in thousands):

	September 30,
	2019	2018
Return on tangible assets calculation:
Average total assets	$2,277,503	$2,064,865
Adjustments:
Average goodwill	(926,746)	(854,787)
Average intangible assets, net	(87,704)	(92,087)
Average operating lease right of use asset	(175,997)	—
Average tangible assets	$1,087,056	$1,117,991
Net income for the trailing twelve months	$158,539	$172,865
Return on tangible assets	15%	15%

Return on tangible equity calculation:
Average stockholders’ equity	$1,324,273	$1,397,814
Adjustments:
Average goodwill	(926,746)	(854,787)
Average intangible assets, net	(87,704)	(92,087)
Average tangible equity	$309,823	$450,940
Net income for the trailing twelve months	$158,539	$172,865
Return on tangible equity	51%	38%

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following table provides a calculation of segment pre-tax operating income excluding the contribution from consumer lending operations and Ohio store closures (“Adjusted Segment Pre-tax Operating Income”) (dollars in thousands):

	Three Months Ended
	September 30,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment:
Segment pre-tax operating income	$55,451	$54,606	2%
Contribution from consumer lending operations and Ohio wind-down costs	(2,059)	(5,198)	(60)%
Adjusted segment pre-tax operating income	$53,392	$49,408	8%

	Nine Months Ended
	September 30,		Increase /
	2019	2018	(Decrease)
U.S. Operations Segment:
Segment pre-tax operating income	$174,234	$172,646	1%
Contribution from consumer lending operations and Ohio wind-down costs	(8,922)	(18,404)	(52)%
Adjusted segment pre-tax operating income	$165,312	$154,242	7%

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items as listed below that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used in the calculation of the net debt ratio as defined in the Company’s senior unsecured notes covenants. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (dollars in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2019	2018	2019	2018	2019		2018
Net income	$34,761	$33,325	$110,464	$105,131		$158,539		$172,865
Income taxes	14,203	10,758	42,629	37,002		57,730		26,303
Depreciation and amortization	10,674	10,850	31,058	33,085		40,934		45,514
Interest expense	8,922	7,866	25,840	20,593		34,420		26,801
Interest income	(429)	(495)	(788)	(2,216)		(1,016)		(2,675)
EBITDA	68,131	62,304	209,203	193,595		290,607		268,808
Adjustments:
Merger and other acquisition expenses	805	3,222	1,510	5,574		3,579		11,472
Non-cash foreign currency (gain) loss related to lease liability	486	—	(49)	—		(49)		—
Ohio consumer lending wind-down costs	751	—	3,295	—		3,295		—
Asset impairments related to consumer loan operations	—	—	—	—		1,514		—
Adjusted EBITDA	$70,173	$65,526	$213,959	$199,169		$298,946		$280,280

Net debt ratio calculation:
Total debt (outstanding principal)						$640,000		$605,000
Less: cash and cash equivalents						(61,183)		(57,025)
Net debt						$578,817		$547,975
Adjusted EBITDA						$298,946		$280,280
Net debt ratio (net debt divided by adjusted EBITDA)					1.9	:1	2.0	:1

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn and consumer loans, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and other acquisition expenses paid that management considers to be non-operating in nature.

The Company previously included store real property purchases as a component of purchases of property and equipment. Management considers the store real property purchases to be discretionary in nature and not required to operate or grow its pawn operations. To further enhance transparency of these distinct items, the Company now reports purchases of store real property and purchases of furniture, fixtures, equipment and improvements separately on the consolidated statements of cash flows. As a result, the current definitions of free cash flow and adjusted free cash flow differ from prior period definitions as they now exclude discretionary purchases of store real property, and the Company has retrospectively applied the current definitions to prior-period results.

Free cash flow and adjusted free cash flow are commonly used by investors as an additional measure of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2019	2018	2019	2018	2019	2018
Cash flow from operating activities	$57,851	$54,252	$163,824	$174,219	$233,034	$245,730
Cash flow from investing activities:
Loan receivables, net of cash repayments	(22,572)	(43,968)	(2,998)	(13,055)	20,182	22,419
Purchases of furniture, fixtures, equipment and improvements	(10,200)	(11,300)	(33,104)	(25,768)	(43,013)	(32,001)
Free cash flow	25,079	(1,016)	127,722	135,396	210,203	236,148
Merger and other acquisition expenses paid, net of tax benefit	567	2,502	1,097	5,601	2,568	7,817
Adjusted free cash flow (1)	$25,646	$1,486	$128,819	$140,997	$212,771	$243,965

(1)
The nine months and trailing twelve months ended September 30, 2019 include the impact of accelerated store expansion activities in Latin America, while the prior-year comparative periods included a $21 million cash inflow from a non-recurring tax refund related to the merger and larger than normal cash inflows related to the liquidation of excess inventories in the legacy Cash America stores.

FIRSTCASH, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide investors with valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos, respectively. The Company also has operations in El Salvador where the reporting and functional currency is the U.S. dollar. See the Latin America operations segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	September 30,
	2019	2018	Unfavorable
Mexican peso / U.S. dollar exchange rate:
End-of-period	19.6	18.8	(4)%
Three months ended	19.4	19.0	(2)%
Nine months ended	19.3	19.0	(2)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.7	—%
Three months ended	7.7	7.5	(3)%
Nine months ended	7.7	7.5	(3)%

Colombian peso / U.S. dollar exchange rate:
End-of-period	3,462	2,972	(16)%
Three months ended	3,339	2,959	(13)%
Nine months ended	3,239	2,886	(12)%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com